Exhibit 10.1

 Amendment
to
License and Cooperation Agreement
for Perifosine

between

Æterna Zentaris GmbH (formerly Zentaris GmbH)
Weismüllerstraße 50
D – 60314 Frankfurt
Germany
- herein Zentaris or Licensor-

and

AOI Pharma, Inc.

-herein AOI or Licensee-

Zentaris and AOI collectively “the Parties”

WHEREAS Zentaris, as successor in interest to Zentaris AG, and AOI have signed a License and Cooperation Agreement for Perifosine (herein the Agreement) on September 18, 2002;

WHEREAS the Parties have agreed to amend certain sections of the Agreement (the Amendment);

NOW, THERFORE in consideration of the foregoing, the Parties to this Amendment do agree as follows:

1.	A new last sentence shall be added to Section 1.24 as follows:

      “Zentaris’ Patent Rights shall also include reexaminations.”

2.	A new section 3.4 shall be added as follows:

“3.4 Following Regulatory Approvals in the United States, Licensee, upon request and reasonable cost of Licensor, will ask the United States Food and Drug Administration to issue Certificates of Pharmaceutical Product (CPP) as required for filing applications for Regulatory Approvals outside the Territory.”

3.	A new last sentence shall be added to Sec. 7.1 as follows

“For the avoidance of doubt, the license under this Section 7.1 shall be sublicensable.”

4.	A new last sentence shall be added to Sec. 7.3 as follows

“For the avoidance of doubt, the license under this Section 7.3 shall be sublicensable.”

5.	A new, additional paragraph shall be added to Section 7.5 as follows:

      Zentaris shall be responsible for timely prosecuting any patent applications and maintaining any patents relating to Improvements developed by Zentaris using counsel with whom AOI has no reasonable objection.  AOI shall at Zentaris’s request and cost take such actions, and shall provide Zentaris with such assistance, as Zentaris shall reasonably request in order to protect, perfect, maintain and prosecute Zentaris’s rights, title and interests in and to all Improvements developed by Zentaris.  Zentaris shall keep AOI informed and shall consult with AOI on an ongoing basis regarding prosecution of any such patent applications and maintenance of any such patents and any actions which require to be taken in relation thereto.  Zentaris shall keep AOI informed of the filings, prosecution, and maintenance reasonably in advance of any relevant actions and deadlines and take reasonable account of all comments received from AOI in relation to prosecution of any such patent applications and maintenance of any such patents and any actions, which require to be taken in relation thereto.  In the event that Zentaris elects not to continue prosecuting any patent applications or maintaining any patents relating to Improvements developed by Zentaris, Zentaris shall give to AOI, if possible, sixty (60) days, but in any event not less than thirty (30) days, written notice before any relevant deadline relating to or any public disclosure of such patent application or patent inside of the Territory.  Upon receipt of a notice from Zentaris indicating that it intends to cease prosecuting or maintaining any such patent right, AOI shall have the right to continue, at its own expense, prosecution or maintenance (as the case may be) of such patent right inside of the Territory, and Zentaris shall at the request and cost of AOI do all such acts and execute all such documents as may be necessary to assist AOI with the prosecution and maintenance of the patent rights.

6.	Section 15.6 shall be deleted in its entirety and replaced as follows:

“15.6 Termination or expiration of this Agreement for any reason whatsoever shall not affect Sections 1, 4 (in relation only to outstanding payments as at termination or expiry and in relation to payments under Sections 15.5, 15.9 and 15.10), the last sentence of Section 6.1, and Sections 12, 13, 14, 15 and 16, which shall continue in full force and effect.”

7.	Section 15.7 shall be amended in its entirety as follows:

“15.7 Regardless of any termination of this Agreement Sections 7.2 and 7.3 shall survive. As for the license contained in Sec. 7.3 it shall become worldwide in and outside the Field after termination of this Agreement.”

8.	A new Section 16.9 shall be added as follows:

“16.9 Before issuing any material press release relating to the development and commercialization of a Contract Product, each Party shall use its best efforts to provide the other Party with a draft of the press release at least one (1) day prior to issuance.  The issuing Party shall give due consideration and weight to any comments or concerns raised by the other Party.  The foregoing shall not apply, however, if the issuing Party determines that the circumstances make it necessary to issue the press release on a more expedited basis, for example (without limitation) to comply with securities disclosure obligations or in safety matters.  Notwithstanding the foregoing, neither Party shall issue a press release announcing the execution of this Agreement outside of a joint press release.”

9.	Other than as set forth above, the Agreement shall continue in full force and effect, as amended to date.

Frankfurt, Date	New York, Date
Æterna Zentaris GmbH	AOI Pharma, Inc.

Signature: /s/ Prof. J. Engel	Signature: /s/ Ron Bentsur

Name: Prof. J. Engel	Name: Ron Bentsur

Title: Managing Director	Title: Chief Executive Officer

Signature: /s/ M. Seeber

Name: M. Seeber

Title: Managing Director